UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	March 23, 2015

DARLING INGREDIENTS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-13323	36-2495346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 O’CONNOR RIDGE BLVD., SUITE 300, IRVING, TEXAS	75038
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(972) 717-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2015, Darling Ingredients Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Amended and Restated Employment Agreement dated as of January 1, 2009 (the “Agreement”) between the Company and Randall C. Stuewe, the Company’s Chairman and Chief Executive Officer (“Mr. Stuewe”). The Amendment eliminates a “modified single trigger” provision regarding change in control severance benefits and certain excise tax gross-up protection that had been in the Agreement.

Under the Agreement before the Amendment, Mr. Stuewe could trigger severance benefits by a voluntary termination for any reason within 90 days following a change of control of the Company. This type of severance trigger is sometimes referred to as a “modified single trigger.” As amended, following a change of control of the Company, Mr. Stuewe is now entitled to the severance benefits under the Agreement if within twelve months following such change of control, either the Company terminates Mr. Stuewe’s employment without cause or Mr. Stuewe resigns for “good reason”, as defined in the Agreement. The definition of “good reason” contained in the Agreement has been modified to eliminate the prior “modified single trigger” provision and to now be limited to the following adverse employment events or actions: (i) any material reduction in Mr. Stuewe’s base salary, (ii) assignment to Mr. Stuewe of substantial duties materially inconsistent with his position as Chief Executive Officer or his experience or his demotion to a lesser position, (iii) the Company’s failure to nominate Mr. Stuewe to the Board or removal of Mr. Stuewe from the Board (other than for cause or because of legal requirement), (iv) the Company’s failure to pay or provide any amount of compensation or any material benefit that is due pursuant to the Agreement or any plan, program, arrangement or policy with Mr. Stuewe, (v) a material increase in the indebtedness of the Company over Mr. Stuewe’s objections, (vi) any material change in the geographic location at which Mr. Stuewe must principally perform his duties for the Company, which, for purposes of the Agreement, means Mr. Stuewe’s permanent relocation to any office or location which is located outside of the Dallas/Fort Worth metropolitan area or (vii) any action or inaction that constitutes a material breach by the Company of the Agreement, including without limitation, any failure of the Company to obtain an agreement from any successor of the Company to perform the Agreement in accordance with the terms of the Agreement. A finding of good reason pursuant to the above definition is not effective unless Mr. Stuewe provides the Company with written notice within sixty calendar days of becoming aware of the facts and circumstances giving cause to the “good reason” and, if the facts and circumstances are capable of being cured, gives the Company the opportunity to cure within thirty days of the notice.

Under the Agreement before the Amendment, the Company was required to make a gross-up payment to Mr. Stuewe sufficient to cover any excise tax required by Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) if he received payments in connection with a change of control of the Company triggering the excise tax. The Amendment eliminates this right to an excise tax gross-up. In lieu of the excise tax gross up, the Amendment adds a “best net” cut-back provision. Under this provision, if an excise tax would otherwise be triggered for Mr. Stuewe under Sections 280G and 4999 of the Code as a result of payments in connection with a change of control, the Company will either reduce the payments to the extent necessary to not trigger the excise tax, or take no action at all, whichever provides Mr. Stuewe with the greatest amount on an after-tax basis. In neither case will a gross-up payment be required.

The summary set forth above is not intended to be complete and is qualified in its entirety by reference to the full text of the Amendment attached hereto as Exhibit 10.1.

Item 9.01     Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
10.1	Amendment No. 1, dated as of March 23, 2015, to Amended and Restated Employment Agreement between Darling Ingredients Inc. and Randall C. Stuewe.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARLING INGREDIENTS INC.

Date: March 25, 2015	By:	/s/ John F. Sterling
John F. Sterling
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment No. 1, dated as of March 23, 2015, to Amended and Restated Employment Agreement between Darling Ingredients Inc. and Randall C. Stuewe.

5